EXHIBIT 1.2

FORM OF PARTICIPATING DEALER AGREEMENT

INVESCO REAL ESTATE INCOME TRUST INC.

[_]

Ladies and Gentlemen:

Subject to the terms described in this participating dealer agreement (this “Agreement”), Invesco Distributors, Inc., a Delaware corporation, as the dealer manager (the “Dealer Manager”) for Invesco Real Estate Income Trust Inc., a Maryland corporation (the “Company”), invites you (“Participating Dealer”) to participate in the distribution, on a “best efforts” basis, of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

I. Dealer Manager Agreement.

The Dealer Manager has entered into a dealer manager agreement with the Company, dated [_], 2020 (as amended or restated, the “Dealer Manager Agreement”).

As described in the Dealer Manager Agreement, the Company has filed one or more registration statements with the U.S. Securities and Exchange Commission (the “SEC”) that are listed on Schedule 1 to the Dealer Manager Agreement (each, a “Registration Statement”), which Schedule 1 may be amended from time to time with the written consent of the Company and the Dealer Manager. Any new Registration Statement will be added to Schedule 1 upon its initial effectiveness with the SEC. Each Registration Statement shall register a continuous offering (each, an “Offering”) of Common Stock, which may consist of Class T shares of Common Stock, Class S shares of Common Stock, Class D shares of Common Stock, Class I shares of Common Stock and Class E shares of Common Stock (respectively, the “Class T Shares,” the “Class S Shares,” the “Class D Shares,” the “Class I Shares” and the “Class E Shares” and collectively with any other classes of Common Stock offered in an Offering, the “Shares”).

If any new Registration Statement is added to Schedule 1 to the Dealer Manager Agreement, the Dealer Manager will give Participating Dealer written notice of such addition. Schedule 1 to the Dealer Manager Agreement may be amended from time to time with the written consent of the Company and the Dealer Manager. However, the addition or removal of Registration Statements from Schedule 1 to the Dealer Manager Agreement shall only apply prospectively and shall not affect the respective agreements, representations and warranties of the Company, the Dealer Manager and Participating Dealer prior to such amendments to Schedule 1 to the Dealer Manager Agreement. It is possible that more than one Registration Statement may be listed on Schedule 1 to the Dealer Manager Agreement during times of transition from one Registration Statement to another, during which time offers or sales may be made pursuant to either Registration Statement. In such event, the Dealer Manager shall (a) communicate to Participating Dealer details about the transition from one Registration Statement to the next, including when sales may be made pursuant to the most recent Registration Statement and when sales will cease pursuant to the older Registration Statement and (b) provide Participating Dealer with sufficient copies of the appropriate Prospectus and other offering materials in order to continue to make offers and sales throughout such transition period.

In connection with performing the Dealer Manager’s obligations under the Dealer Manager Agreement, the Dealer Manager is authorized to enter into (a) participating dealer agreements materially in the form attached as Exhibit A to the Dealer Manager Agreement or in such other form as shall be pre-approved in writing by the Company with other broker-dealers who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) to solicit subscriptions for Shares in the Offering, (b) participating adviser agreements materially in the form attached as Exhibit B to the Dealer Manager Agreement or in such other form as shall be pre-approved in writing by the Company with registered investment advisers, and (c) participating bank agreements in the form pre-approved in writing by the Company with other properly licensed financial intermediaries. Upon effectiveness of this Agreement, Participating Dealer will become one of the “Participating Dealers” referred to in the Dealer Manager Agreement and will be entitled to and subject to the terms and conditions of the Dealer Manager Agreement, including without limitation the provisions of the Dealer Manager Agreement wherein the Participating Dealers severally agree to indemnify and hold harmless the Company, the Dealer Manager and each officer and director thereof, and each person, if any, who controls the Company or the Dealer Manager within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

In this Agreement, unless explicitly stated otherwise, (i) “the Registration Statement” means, at any given time, each of the registration statements listed on Schedule 1 to the Dealer Manager Agreement, as such Schedule 1 may be amended from time to time, as each such registration statement is finally amended and revised at the effective date of the registration statement (including at the effective date of any post-effective amendment thereto); (ii) the “Offering” means each Offering covered by a Registration Statement; (iii) “Shares” means the Shares being offered in an Offering; and (iv) any references to the Registration Statement, the Offering, the Shares or the Prospectus with respect to each other shall mean only those that are all related to the same Registration Statement. Any capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Dealer Manager Agreement.

II. Sale of Shares.

Participating Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions set forth in the Prospectus. Nothing in this Agreement shall be deemed or construed to make Participating Dealer an employee, agent, representative or partner of the Dealer Manager or the Company, and Participating Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus and any Authorized Sales Literature (as defined in Section VIII herein). Participating Dealer acknowledges and agrees that the Company and the Dealer Manager may engage broker-dealers who are registered under the Exchange Act and members of FINRA or other investment advisers registered under the Investment Advisers Act of 1940, as amended, or comparable state securities laws, to offer and sell the Shares, as applicable.

III. Submission of Orders.

Each person desiring to purchase Shares in the Offering will be required to complete and execute a Subscription Agreement and to deliver to Participating Dealer such completed and executed Subscription Agreement together with a check or wire transfer (hereinafter referred to as an “instrument of payment”) in the amount of such person’s purchase, which must be at least the minimum purchase amount set forth in the Prospectus. Persons who purchase Shares will be instructed by Participating Dealer to make their instruments of payment payable to or for the benefit of “Invesco Real Estate Income Trust Inc.” Purchase orders that include instruments of payment and a completed and executed Subscription Agreement in good order received by the Company at least five (5) business days prior to the first calendar day of the next month (unless waived by the Dealer Manager) will be executed as of the first calendar day of the next month (based on the prior month’s transaction price per share for the applicable share class).

If Participating Dealer receives a Subscription Agreement or instrument of payment not conforming to the foregoing instructions and any instructions set forth in the Prospectus, Participating Dealer shall return such Subscription Agreement and instrument of payment directly to such purchaser not later than the end of the next business day following receipt by Participating Dealer. Subscription Agreements and instruments of payment received by Participating Dealer which conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods described in this Section III. Transmittal of received investor funds will be made in accordance with the following procedures, as applicable:

(a)

where, pursuant to Participating Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which Subscription Agreements and instruments of payment are received from purchasers, then Participating Dealer will transmit the Subscription Agreements in good order and instruments of payment to the Company or to such other account or agent as set forth in the Subscription Agreement or as otherwise directed by the Company by the end of the next business day following receipt thereof by Participating Dealer; and

(b)

where, pursuant to Participating Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location (the “Final Review Office”), then Subscription Agreements in good order and instruments of payment will be transmitted by Participating Dealer to the Final Review Office by the end of the next business day following receipt by Participating Dealer. The Final Review Office will in turn, by the end of the next business day following receipt by the Final Review Office, transmit such Subscription Agreements and instruments of payment to the Company or to such other account or agent as set forth in the Subscription Agreement or as otherwise directed by the Company.

IV. Pricing.

Except as otherwise provided in the Prospectus, the purchase price per Share will vary and will generally equal the prior month’s net asset value (“NAV”) per Share applicable to the class of Shares being purchased, as determined monthly (in accordance with the NAV calculation procedures described in the Prospectus), or at a different offering price made available to investors in cases where the Company believes there has been a material change to the NAV per Share since the end of the prior month, which is referred to herein as the “transaction price,” plus in either case any applicable upfront selling commissions and dealer manager fees.

For Stockholders who participate in the Company’s distribution reinvestment plan (the “DRIP”), the cash distributions attributable to the class of Shares that each participating Stockholder owns will be automatically invested in additional Shares of the same class. Shares will be issued and sold to Stockholders participating in the DRIP at a purchase price equal to the transaction price for the applicable class of Shares on the date the distribution is payable.

Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to Participating Dealer by the Company or the Dealer Manager, (a) a minimum initial purchase of $2,500 in Class T Shares, Class S Shares, Class D Shares and Class E Shares is required, and additional investments of such Shares may be made in cash in minimal increments of at least $500, and (b) a minimum initial purchase of $1,000,000 in Class I Shares is required, and additional investments of such Shares may be made in cash in minimal increments of at least $500, unless such minimums are waived by the Dealer Manager.

V. Participating Dealer’s Compensation.

Except as may be provided in the “Plan of Distribution” section of the Prospectus, as compensation for completed sales and ongoing stockholder services rendered by Participating Dealer hereunder, Participating Dealer is entitled, on the terms and subject to the conditions herein, to the compensation set forth on Schedule I hereto.

VI. Representations, Warranties and Covenants of Participating Dealer.

In addition to the representations and warranties found elsewhere in this Agreement, Participating Dealer represents, warrants and agrees that, as of the date hereof and at all times during the term of this Agreement:

(a) It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Participating Dealer is organized.

(b) It is empowered under applicable laws and by Participating Dealer’s organizational documents to enter into this Agreement and perform all activities and services of Participating Dealer provided for herein and there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Participating Dealer’s ability to perform under this Agreement.

(c) The execution, delivery and performance of this Agreement, the incurrence of the obligations set forth herein, and the consummation of the transactions contemplated herein, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Participating Dealer is bound, or to which any of its assets are subject, or any rule, regulation or order of any court or other governmental agency or body with jurisdiction over it.

(d) All requisite actions have been taken to authorize Participating Dealer to enter into and perform this Agreement.

(e) It shall notify the Dealer Manager, promptly in writing, of any written claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Participating Dealer or its principals, affiliates, officers, directors, employees or agents, or any person who controls Participating Dealer, within the meaning of Section 15 of the Securities Act.

(f) Except for those jurisdictions listed on Schedule III hereto, Participating Dealer will not offer, sell or distribute Shares, or otherwise make any such Shares available, in any jurisdiction outside of the United States or U.S. territories unless Participating Dealer receives prior written consent from the Dealer Manager.

(g) Participating Dealer acknowledges that the Dealer Manager will enter into similar agreements with other broker-dealers, which does not require the consent of Participating Dealer.

VII. Right to Reject Orders or Cancel Sales.

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, and the Company reserves the right to reject any order for any or no reason, including, without limitation, orders not accompanied by an executed Subscription Agreement in good order or the required instrument of payment in full payment for the Shares. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares, the Company reserves the right to cancel the sale without notice. Issuance and delivery of the Shares will be made only after actual receipt of payment therefor.

In the event that the Dealer Manager has reallowed any selling commission or dealer manager fee to Participating Dealer for the sale of one or more Shares and the subscription is rejected, canceled or rescinded for any reason as to one or more of the Shares covered by such subscription, Participating Dealer shall pay the amount specified to the Dealer Manager within ten (10) days following mailing of notice to Participating Dealer by the Dealer Manager stating the amount owed as a result of rescinded or rejected subscriptions. Further, if Participating Dealer has retained selling commissions in connection with an order that is subsequently rejected, canceled or rescinded for any reason, Participating Dealer agrees to return to the subscriber any selling commission theretofore retained by Participating Dealer with respect to such order within three (3) days following mailing of notice to Participating Dealer by the Dealer Manager stating the amount owed as a result of rescinded or rejected subscriptions. If Participating Dealer fails to pay any such amounts, the Dealer Manager shall have the right to offset such amounts owed against future compensation due and otherwise payable to Participating Dealer (it being understood and agreed that such right to offset shall not be in limitation of any other rights or remedies that the Dealer Manager may have in connection with such failure).

VIII. Prospectus and Authorized Sales Literature.

Participating Dealer is not authorized or permitted to give, and will not give, any information or make any representation (written or oral) concerning the Shares except as set forth in the Prospectus and any supplemental sales literature or advertisement (including, without limitation, any “broker-dealer use only” material), regardless of how labeled or described, approved and furnished by the Company for use in connection with the Offering (“Authorized Sales Literature”). The Dealer Manager will supply Participating Dealer with reasonable quantities of the Prospectus and any supplements thereto (including, without limitation, via supplying a link to a publicly accessible website where the Prospectus may be obtained), as well as any Authorized Sales Literature, for delivery to investors.

Participating Dealer agrees that it shall have delivered (a) to each investor to whom an offer to sell the Shares is made, as of the time of such offer, a copy of the Prospectus and all supplements thereto and any amended Prospectus that have then been made available to Participating Dealer by the Dealer Manager and (b) to each investor that subscribes for an order to purchase Shares, as of the time the Company accepts such investor’s order to purchase the Shares within the timeframes described in the Prospectus, a copy of the Prospectus and all supplements thereto and any amended Prospectus that have then been made available to Participating Dealer by the Dealer Manager. Participating Dealer agrees that it will not send or give any supplement to the Prospectus or any Authorized Sales Literature to an investor unless it has previously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus with such supplement to the Prospectus or Authorized Sales Literature.

Participating Dealer agrees that it will not show or give to any investor or reproduce any material or writing that is supplied to it by the Dealer Manager and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the offer or sale of Shares to potential investors. Participating Dealer agrees that it will not (i) show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Dealer Manager if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction, (ii) use in connection with the offer or sale of Shares any material or writing which relates to another company supplied to it by the Company or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates, or (iii) use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Dealer Manager or the Company in writing. Participating Dealer further agrees, if the Dealer Manager so requests, to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Exchange Act. Regardless of the termination of this Agreement, Participating Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act.

IX. License and Association Membership; Compliance with Applicable Laws.

Participating Dealer’s acceptance of this Agreement constitutes a representation and warranty to the Company and the Dealer Manager that Participating Dealer is currently, and at all times during the performance of Participating Dealer’s obligations under this Agreement Participating Dealer will be (a) duly registered as a broker-dealer under the Exchange Act, (b) a member in good standing of FINRA, and (c) duly licensed or registered as a broker-dealer in each of the states and the other jurisdictions (including under the laws of any jurisdictions listed on Schedule III) where it will offer or sell Shares and that its independent contractors and registered representatives have the appropriate licenses(s) to offer and sell the Shares in all such states and other jurisdictions. This Agreement shall automatically terminate with no further action by any party hereto if Participating Dealer ceases to be a member in good standing of, or has its registration suspended or terminated by, FINRA or the securities commission of the state in which Participating Dealer’s principal office is located. Participating Dealer agrees to notify the Dealer Manager immediately if Participating Dealer ceases to be a member in good standing of, or has its registration suspended or terminated by, FINRA or the securities commission of any state in which Participating Dealer is currently registered or licensed.

Participating Dealer’s acceptance of this Agreement constitutes a representation and warranty to the Company and the Dealer Manager that Participating Dealer’s performance of its obligations under this Agreement shall comply with all applicable terms and requirements of (i) the Dealer Manager Agreement, which such terms are incorporated herein by reference, (ii) this Agreement, (iii) the Securities Act and the rules and regulations of the SEC promulgated under the Securities Act, (iv) the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act, (v) state securities or “blue sky” laws and regulations, (vi) all rules promulgated by FINRA and the National Association of Securities Dealers applicable to the Offering, including without limitation Rules 2030, 2040, 2111, 2121, 2310, 5110 and 5141. (collectively, the “FINRA Rules”), and (vii) all other federal laws, rules and regulations applicable to the Offering and the offer and sale of the Shares, or the activities of Participating Dealer pursuant to this Agreement, including without limitation the privacy standards and requirements of state and federal laws, including the Gramm-Leach-Bliley Act of 1999 (“GLBA”), and the laws governing money laundering abatement and anti-terrorist financing efforts, including the applicable rules of the SEC and FINRA, the Bank Secrecy Act, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”), and regulations administered by the Office of Foreign Asset Control at the Department of the Treasury, and (viii) the Prospectus. Participating Dealer agrees to comply and shall comply with any applicable requirements with respect to its participation in any resales or transfers of the Shares.

Participating Dealer currently has in place and effect and shall maintain in place and full force and effect during the term of this Agreement, insurance coverage in amounts and upon terms as are customary and appropriate for a party engaged in Participating Dealer’s business and performing its obligations under this Agreement, including any and all minimum or mandated insurance coverage required by applicable law.

X. Limitation of Offer; Suitability.

Participating Dealer will: (a) offer Shares (both at the time of an initial subscription and at the time of any additional subscription, including initial enrollments and increased participations in the DRIP) only to persons who meet the suitability standards set forth in the Prospectus or in any suitability letter or memorandum sent to the Dealer Manager by the Company; (b) make offers only to persons in the jurisdictions in which the Dealer Manager is advised in writing by the Company that the Shares are qualified for sale or that such qualification is not required; (c) only offer Shares in jurisdictions in which Participating Dealer has all required licenses and registrations to offer Shares in such jurisdictions; and (d) in offering Shares, comply with the provisions of the FINRA Rules, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation the provisions of Article III.C and Article III.E.1 of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. (the “NASAA Guidelines”). Nothing contained in this section shall be construed to relieve Participating Dealer of its suitability obligations under applicable FINRA Rules, including without limitation FINRA Rule 2111 and FINRA Rule 2310.

Participating Dealer will sell Class T shares, Class S shares, Class D shares, Class I shares and Class E shares only to the extent approved by the Dealer Manager as set forth on Schedule I to this Agreement, and to the extent approved to sell any class of Shares, will only sell such Shares to those persons who are eligible to purchase such class of Shares as described in the Prospectus. Participating Dealer shall not purchase any Shares for a discretionary account without obtaining the prior written approval of Participating Dealer’s customer and such customer’s completed and executed Subscription Agreement.

Nothing contained in this Agreement shall be construed to impose upon the Company or the Dealer Manager the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of the Prospectus. Participating Dealer agrees to comply with the record-keeping requirements imposed by (a) federal and state securities laws and the rules and regulations thereunder, (b) the applicable FINRA Rules and (c) the NASAA Guidelines, including the requirement to maintain records (the “Suitability Records”) of the information used to determine that an investment in Shares is suitable and appropriate for each subscriber for a period of six years from the date of the sale of the Shares. Participating Dealer further agrees to make the Suitability Records available to the Dealer Manager and the Company upon request and to make them available to representatives of the SEC and FINRA and applicable state securities administrators upon Participating Dealer’s receipt of a subpoena or other appropriate document request from such agency.

Participating Dealer further represents that it understands that the Shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus.

XI. Disclosure Review; Confidentiality of Information.

Participating Dealer agrees that it shall have reasonable grounds to believe based on the information made available to it through the Prospectus or other materials that all material facts are adequately and accurately disclosed in the Prospectus and that the Prospectus provides a reasonable basis for evaluating an investment in the Shares. In making this determination, Participating Dealer shall evaluate, at a minimum, items of compensation, physical properties, tax aspects, financial stability and experience of the Company’s sponsor, conflicts of interest and risk factors, and appraisals and other pertinent reports. If Participating Dealer relies upon the results of any inquiry conducted by another member or members of FINRA, Participating Dealer shall have reasonable grounds to believe that such inquiry was conducted with due care, that the member or members conducting or directing the inquiry consented to the disclosure of the results of the inquiry and that the person who participated in or conducted the inquiry is not the Dealer Manager or a sponsor or an affiliate of the sponsor of the Company.

It is anticipated that (a) Participating Dealer and Participating Dealer’s officers, directors, managers, employees, owners, members, partners, home office diligence personnel or other agents of Participating Dealer that are conducting a due diligence inquiry on behalf of Participating Dealer and (b) persons or committees, as the case may be, responsible for determining whether Participating Dealer will participate in the Offering ((a) and (b) are collectively, the “Diligence Representatives”) either have previously or will in the future have access to certain Confidential Information (defined below) pertaining to the Company, the Dealer Manager, Invesco Advisers, Inc., the Company’s external adviser (“Adviser”), or their respective affiliates. For purposes hereof, “Confidential Information” shall mean and include: (i) trade secrets concerning the business and affairs of the Company, the Dealer Manager, the Adviser, or their respective affiliates; (ii) confidential data, know-how, current and planned research and development, current and planned methods and processes, marketing lists or strategies, slide presentations, business plans, however documented, belonging to the Company, the Dealer Manager, the Adviser, or their respective affiliates; (iii) information concerning the business and affairs of the Company, the Dealer Manager, the Adviser, or their respective affiliates (including, without limitation, historical financial statements, financial projections and budgets, investment-related information, models, budgets, plans, and market studies, however documented; (iv) any information marked or designated “Confidential—For Due Diligence Purposes Only”; and (v) any notes, analysis, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing. Participating Dealer agrees to keep, and to cause its Diligence Representatives to keep, all such Confidential Information strictly confidential and to not use, distribute or copy the same except in connection with Participating Dealer’s due diligence inquiry. Participating Dealer agrees to not disclose, and to cause its Diligence Representatives not to disclose, such Confidential Information to the public, or to Participating Dealer’s sales staff, financial advisors, or any person involved in selling efforts related to the Offering or to any other third party and agrees not to use the Confidential Information in any manner in the offer and sale of the Shares.

Participating Dealer further agrees to use all reasonable precautions necessary to preserve the confidentiality of such Confidential Information, including, but not limited to (a) limiting access to such information to persons who have a need to know such information only for the purpose of Participating Dealer’s due diligence inquiry and (b) informing each recipient of such Confidential Information of Participating Dealer’s confidentiality obligation. Participating Dealer acknowledges that Participating Dealer or its Diligence Representatives may previously have received Confidential Information in connection with preliminary due diligence on the Company and agrees that the foregoing restrictions shall apply to any such previously received Confidential Information. Participating Dealer acknowledges that Participating Dealer or its Diligence Representatives may in the future receive Confidential Information either in individual or collective meetings or telephone calls with the Company and agrees that the foregoing restrictions shall apply to any Confidential Information received in the future through any source or medium. Participating Dealer acknowledges the restrictions and limitations of Regulation F-D promulgated by the SEC and agrees that the foregoing restrictions are necessary and appropriate in order for the Company to comply therewith. Notwithstanding the foregoing, Confidential Information may be disclosed (i) if approved in writing for disclosure by the Company or the Dealer Manager, (ii) pursuant to a subpoena or as required by law, or (iii) as required by regulation, rule, order or request of any governing or self-regulatory organization (including without limitation the SEC, FINRA or any state securities administrator), provided that Participating Dealer shall notify the Dealer Manager in advance if practicable under the circumstances of any attempt to obtain Confidential Information pursuant to the foregoing clauses (ii) and (iii).

XII. Compliance with Anti-Money Laundering Compliance Programs.

Participating Dealer represents that it has complied and will comply with Section 326 of the Patriot Act and the implementing rules and regulations promulgated thereunder in connection with broker/dealers’ anti-money laundering obligations. Participating Dealer hereby represents that it has adopted and implemented, and will maintain a written anti-money laundering compliance program (“AML Program”) including, without limitation, anti-money laundering policies and procedures relating to customer identification in compliance with applicable laws and regulations, including federal and state securities laws, the Patriot Act and the rules and regulations promulgated thereunder, Executive Order 13224 – Executive Order on Terrorist Financing Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, and applicable rules of FINRA. In accordance with these applicable laws and regulations and its AML Program, Participating Dealer agrees to verify the identity of its new customers, to maintain customer records, and to check the names of new customers against government watch lists, including the Office of Foreign Asset Control’s list of Specially Designated Nationals and Blocked Persons. Additionally, Participating Dealer will monitor account activity to identify patterns of unusual size or volume, geographic factors and any other “red flags” described in the Patriot Act as potential signals of money laundering or terrorist financing. Participating Dealer will submit to the Financial Crimes Enforcement Network any required suspicious activity reports about such activity and further will disclose such activity to applicable federal and state law enforcement when required by law. Upon request by the Dealer Manager at any time, Participating Dealer hereby agrees to furnish (a) a copy of its AML Program to the Dealer Manager for review, and (b) a copy of the findings and any remedial actions taken in connection with Participating Dealer’s most recent independent testing of its AML Program. Participating Dealer agrees to notify the Dealer Manager immediately if Participating Dealer is subject to a FINRA disclosure event or fine from FINRA related to its AML Program.

XIII. Privacy.

Participating Dealer agrees to abide by and comply in all respects with (a) the privacy standards and requirements of the GLBA and applicable regulations promulgated thereunder, (b) the privacy standards and requirements of any other applicable federal or state law, including the Fair Credit Reporting Act (“FCRA”), and (c) its own internal privacy policies and procedures, each as may be amended from time to time.

The parties hereto acknowledge that from time to time, Participating Dealer may share with the Company and the Company may share with Participating Dealer nonpublic personal information (as defined under the GLBA) of customers of Participating Dealer. This nonpublic personal information may include, but is not limited to a customer’s name, address, telephone number, social security number, account information and personal financial information. Participating Dealer shall only be granted access to such nonpublic personal information of each of its customers that pertains to the period or periods during which Participating Dealer served as the broker-dealer of record for such customer’s account. Participating Dealer, the Dealer Manager and the Company shall not disclose nonpublic personal information of any customers who have opted out of such disclosures, except (a) to service providers (when necessary and as permitted under the GLBA), (b) to carry out the purposes for which one party discloses such nonpublic personal information to another party under this Agreement (when necessary and as permitted under the GLBA) or (c) as otherwise required by applicable law. Any nonpublic personal information that one party receives from another party shall be subject to the limitations on usage described in this Section XIII. Except as expressly permitted under the FCRA, Participating Dealer agrees that it shall not disclose any information that would be considered a “consumer report” under the FCRA.

Participating Dealer shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event Participating Dealer, the Dealer Manager or the Company expects to use or disclose nonpublic personal information of any customer for purposes other than as set forth in this Section XIII, it must first consult the List to determine whether the affected customer has exercised his or her opt-out rights. The use or disclosure of any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures, except as set forth in this Section XIII, shall be prohibited.

Participating Dealer shall implement commercially reasonable measures in compliance with industry best practices designed (a) to assure the security and confidentiality of nonpublic personal information of all customers; (b) to protect such information against any anticipated threats or hazards to the security or integrity of such information; (c) to protect against unauthorized access to, or use of, such information that could result in material harm to any customer; (d) to protect against unauthorized disclosure of such information to unaffiliated third parties; and (e) to otherwise ensure its compliance with all applicable privacy standards and requirements of federal or state law (including, but not limited to, the GLBA), and any other applicable legal or regulatory requirements. Participating Dealer further agrees to cause all its agents, representatives, affiliates, subcontractors, or any other party to whom Participating Dealer provides access to or discloses nonpublic personal information of customers to implement appropriate measures designed to meet the objectives set forth in this Section XIII.

XIV. Indemnification.

(a) Participating Dealer shall indemnify and hold harmless the Company, the Dealer Manager each of the Company’s and the Dealer Manager’s respective officers and directors, each person who signed the Registration Statement and each person, if any, who controls the Company or the Dealer Manager within the meaning of Section 15 of the Securities Act (individually, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against any and all loss, liability, action, claim, damage and expense whatsoever (“Losses”) to which any of the Indemnified Parties may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (i) any untrue statement of a material fact contained in (A) the Registration Statement or Prospectus or (B) in any blue sky application or other document executed by the Company or on its behalf specifically for the purpose of qualifying any or all of the Shares for sale under the securities laws of any jurisdiction or based upon written information furnished by the Company under the securities laws thereof (any such application, document or information being hereinafter called a “Blue Sky Application”) or (C) any Authorized Sales Literature; or (ii) the omission to state in the Registration Statement, Prospectus, any Blue Sky Application or Authorized Sales Literature a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that clauses (i) and (ii) apply, to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company or the Dealer Manager by or on behalf of Participating Dealer specifically for inclusion in the Registration Statement, Prospectus, Blue Sky Application or Authorized Sales Literature; (iii) any use by Participating Dealer or its representatives or agents in the offer and sale of the Shares of (A) sales literature that is not Authorized Sales Literature, (B) “broker-dealer use only” materials with investors, or (C) Authorized Sales Literature in a particular jurisdiction if such Authorized Sales Literature bears a legend denoting that it is not to be used in connection with the sale of Shares in such jurisdiction; (iv) any untrue statement made by Participating Dealer or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Shares; (v) any material violation of this Agreement; (vi) any failure to comply with applicable laws governing privacy issues, money laundering abatement and anti-terrorist financing efforts, including applicable rules of the SEC, FINRA and the Patriot Act; or (vii) any other failure to comply with applicable rules of FINRA or federal or state securities laws and the rules and regulations promulgated thereunder. Participating Dealer will reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending such Losses. This indemnity agreement will be in addition to any liability that Participating Dealer may otherwise have.

(b) Promptly after receipt by an Indemnified Party under this Section XIV of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against any indemnifying party under this Section XIV, notify in writing the indemnifying party of the commencement thereof. The failure of the Indemnified Party to so notify the indemnifying party will relieve the indemnifying party from any liability under this Section XIV as to the particular item for which indemnification is then being sought, but not from any other liability that it may have to any Indemnified Party. In case any such action is brought against any Indemnified Party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve such indemnifying party of the obligation to reimburse the Indemnified Party for reasonable legal and other expenses (subject to Section XIV(c) below) incurred by such Indemnified Party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such Indemnified Party on account of any settlement of any claim or action effected without the consent of such indemnifying party. Any Indemnified Party shall not be bound to perform or refrain from performing any act pursuant to the terms of any settlement of any claim or action effected without the consent of such Indemnified Party.

(c) The indemnifying party under this Section XIV shall pay all legal fees and expenses of the Indemnified Party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one Indemnified Party. If such claims or actions are alleged or brought against more than one Indemnified Party, then the indemnifying party shall only be obligated to reimburse the expenses and fees of the one law firm that has been selected by a majority of the Indemnified Parties against which such action is finally brought; and in the event a majority of such Indemnified Parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an Indemnified Party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

(d) The indemnity agreement contained in this Section XIV shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of Participating Dealer, or any person controlling Participating Dealer or by or on behalf of the Company, the Dealer Manager or any officer or director thereof, or by or on behalf of any person controlling the Company or the Dealer Manager, (ii) delivery of any Shares and payment therefor, and (iii) any termination of this Agreement. A successor of Participating Dealer or of any party to this Agreement, as the case may be, shall be entitled to the benefits of the indemnity agreement contained in this Section XIV.

XV. Undertaking to Not Facilitate a Secondary Market in the Shares.

Participating Dealer acknowledges that there is no public trading market for the Shares and that there are limits on the ownership, transferability and redemption of the Shares, which significantly limit the liquidity of an investment in the Shares. Participating Dealer also acknowledges that the Company’s share repurchase plan (“Plan”) provides only a limited opportunity for investors to have their Shares purchased by the Company and that the Company’s board of directors may, in its sole discretion, amend, suspend, or terminate the Plan at any time in accordance with the terms of the Plan. Participating Dealer hereby agrees that so long as the Company is offering Shares under a Registration Statement filed with the SEC and has not listed the Shares on a national securities exchange, Participating Dealer will not engage in any action or transaction that would facilitate or otherwise create the appearance of a secondary market in the Shares without the prior written approval of the Dealer Manager.

XVI. Arbitration.

The parties hereto agree that any dispute, controversy or claim arising between the parties relating to this Agreement (whether such dispute arises under any federal, state or local statute or regulation, or at common law) shall be resolved by final and binding arbitration administered in accordance with the then-current commercial arbitration rules of FINRA in accordance with the terms of this Agreement (including the governing law provisions of this Agreement and pursuant to the Federal Arbitration Act (9 U.S.C. §§ 1 – 16). The parties will request that the arbitrator or arbitration panel (“Arbitrator”) issue written findings of fact and conclusions of law. The Arbitrator shall not be empowered to make any award or render any judgment for punitive damages, and the Arbitrator shall be required to follow applicable law in construing this Agreement, making awards, and rendering judgments. The decision of the arbitration panel shall be final and binding, and judgment upon any arbitration award may be entered by any court having jurisdiction. All arbitration hearings will be held at the Atlanta, Georgia FINRA District Office or at another mutually agreed upon site. The parties may agree on a single arbitrator, or, if the parties cannot so agree, each party will have the right to choose one arbitrator, and the selected arbitrators will choose a third arbitrator. Each arbitrator must have experience and education that qualify him or her to competently address the specific issues to be designated for arbitration. Notwithstanding the preceding, no party will be prevented from immediately seeking provisional remedies in courts of competent jurisdiction, including but not limited to, temporary restraining orders and preliminary injunctions, but such remedies will not be sought as a means to avoid or stay arbitration.

XVII. Termination; Survival; Amendment; Entire Agreement.

Participating Dealer will immediately suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. Any party may terminate this Agreement at any time for any or no reason by written notice delivered pursuant to Section XX below. This Agreement shall automatically terminate without the requirement for further action by any party to this Agreement upon the termination of the Dealer Manager Agreement.

Upon expiration or termination of this Agreement, the Dealer Manager shall pay to Participating Dealer all earned but unpaid compensation to which Participating Dealer is or becomes entitled under Section V hereof at such time as such compensation or reimbursement becomes payable.

The respective agreements and obligations of Selected Dealer and the Dealer Manager set forth in Sections V, XII through XIV and XVI through XXIII of this Agreement and Section 8 of the Dealer Manager Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement.

Notwithstanding the termination of this Agreement or the payment of any amount to Participating Dealer, Participating Dealer agrees to pay Participating Dealer’s proportionate share of any claim, demand or liability asserted against Participating Dealer and the other Participating Distribution Agents (as defined in the Dealer Manager Agreement) on the basis that such Participating Distribution Agents or any of them constitute an association, unincorporated business or other separate entity, including in each case such Participating Distribution Agent’s proportionate share of any expenses incurred in defending against any such claim, demand or liability.

This Agreement may be amended at any time by the Dealer Manager by written notice to Participating Dealer, and any such amendment, including any amendment to the Dealer Manager Agreement, shall be deemed accepted by Participating Dealer upon placing an order for sale of Shares after it has received such notice.

This Agreement and the schedules hereto are the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto relating to the subject matter hereof.

XVIII. Use of Company and Invesco Names.

Except as expressly provided herein, nothing herein shall be deemed to constitute a waiver by the Dealer Manager of any consent that would otherwise be required under this Agreement or applicable law prior to the use of Participating Dealer of the name or identifying marks of the Company, the Dealer Manager, “Invesco” or “Invesco Real Estate” (or any combination or derivation thereof). The Dealer Manager reserves the right to withdraw its consent to the use of the Company’s name at any time and to request to review any materials generated by Participating Dealer that use the Company’s or Invesco’s name or mark. Any such consent is expressly subject to the continuation of this Agreement and shall terminate with the termination of this Agreement as provided herein.

XIX. Assignment; Third Party Beneficiary.

Participating Dealer shall have no right to assign this Agreement or any of Participating Dealer’s rights hereunder or to delegate any of Participating Dealer’s obligations. Any purported assignment or delegation by Participating Dealer shall be null and void. The Dealer Manager shall have the right to assign any or all of its rights and obligations under this Agreement by written notice, and Participating Dealer shall be deemed to have consented to such assignment by execution hereof. Dealer Manager shall provide written notice of any such assignment to Participating Dealer. The Company is a third-party beneficiary with respect to this Agreement and may enforce its rights, to the extent set forth herein, against any party to this Agreement.

XX. Notice.

All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered by hand, personally or by commercial messenger, (b) on the business day of transmission if sent by email to the email address given below, with written confirmation of receipt, and (c) one business day following deposit with a recognized overnight courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery, in each case above provided such communication is addressed to the intended recipient thereof as set forth below:

If to the Dealer Manager, to:	Invesco Distributors, Inc.
11 Greenway Plaza
Suite 1000
Houston, Texas 77046-1173
Attention: Veronica.Castillo
Email: Veronica.Castillo@invesco.com

If to Participating Dealer, to:	The address specified by Participating Dealer on the signature page hereto.

XXI. Attorneys’ Fees; Applicable Law and Venue.

In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement and any disputes relative to the interpretation or enforcement hereto shall be governed by and construed under the internal laws, as opposed to the conflicts of law provisions, of the State of Delaware. Venue for any action brought hereunder (including arbitration) shall lie exclusively in Atlanta, Georgia.

XXII. No Partnership.

Nothing in this Agreement shall be construed or interpreted to constitute Participating Dealer as an employee, agent or representative of, or in association with or in partnership with, the Dealer Manager, the Company or the other Participating Distribution Agents. Instead, this Agreement shall only constitute Participating Dealer as a dealer authorized by the Dealer Manager to sell the Shares according to the terms set forth in the Registration Statement, the Prospectus and this Agreement.

XXIII. ERISA.

The parties agree as follows:

(a)	Participating Dealer is a broker-dealer registered under the Exchange Act.

(b)

To the extent Participating Dealer (or its representatives) uses or relies on any of the information, tools and materials that the Dealer Manager, the Company, the Adviser, the sponsor of the Company or each of their respective affiliates and related parties (collectively, the “Company Parties”) provides directly to Participating Dealer (or its representatives), without direct charge, for use in connection with Participating Dealer’s “Retirement Customers” (which include a plan, plan fiduciary, plan participant or beneficiary, individual retirement account (“IRA”) or IRA owner subject to Title I of The Employee Retirement Income Security Act of 1974 (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)), Participating Dealer will act as a “fiduciary” under ERISA or the Code (as applicable), and will be responsible for exercising independent judgment in evaluating the retirement account transaction.

(c)

Certain of the Company Parties have financial interests associated with the purchase of Shares, including the fees, expense reimbursements and other payments they anticipate receiving in connection with the purchase of Shares, as described in the Prospectus.

(d)

To the extent that Participating Dealer provides investment advice to its Retirement Customers, Participating Dealer will do so in a fiduciary capacity under ERISA or the Code, or both, and Participating Dealer is responsible for exercising independent judgment with respect to any investment advice it provides to its Retirement Customers.

(e)	Participating Dealer is independent of Dealer Manager and Dealer Manager is not undertaking to provide impartial investment advice to Participating Dealer or its Retirement Customers.

[Signatures on following pages.]

If the foregoing is in accordance with Participating Dealer’s understanding and agreement, please sign and return the attached duplicate of this Agreement.

Very truly yours,

INVESCO DISTRIBUTORS, INC.

By:
Title:
Date:

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.

1. Identity of Participating Dealer:

Company Name:

Type of entity:

Organized in the State of:

Licensed as broker-dealer in all States:	Yes:	No:

If no, list all States licensed as broker-dealer:

Tax ID #:

2. Person to receive notices delivered pursuant to the Agreement.

Name:

Company:

Address:

City, State and Zip:

Telephone:

Fax:

Email:

AGREED TO AND ACCEPTED BY PARTICIPATING DEALER:

(Participating Dealer’s Firm Name)
By:
Signature
Name:
Title:
Date:

SCHEDULE I

TO

PARTICIPATING DEALER AGREEMENT WITH

INVESCO DISTRIBUTORS, INC.

Name of Participating Dealer:

The following Schedule reflects the selling commissions, dealer manager fees and stockholder servicing fees as agreed upon between Invesco Distributors, Inc. (the “Dealer Manager”) and Participating Dealer, effective as of the effective date of the Participating Dealer Agreement (the “Agreement”) between the Dealer Manager and Participating Dealer in connection with the offering of Shares of Invesco Real Estate Income Trust Inc., a Maryland corporation (the “Company”). Any capitalized terms used and not otherwise defined herein have the terms given to such terms in the Agreement.

Upfront Selling Commissions and Dealer Manager Fees

Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended or supplemented from time to time, as compensation for completed sales (as defined below) by Participating Dealer of Class T Shares, Class S Shares and Class D Shares in the Primary Offering that Participating Dealer is authorized to sell and for services rendered by Participating Dealer hereunder, the Dealer Manager shall reallow to Participating Dealer an upfront selling commission in an amount up to the percentage, if any, set forth below of the transaction price per Share on such completed sales of Class T Shares, Class S Shares and Class D Shares, as applicable, by Participating Dealer. Participating Dealer shall not receive selling commissions for sales of any Shares pursuant to the DRIP, or for sales of any Class I Shares or Class E Shares, whether in the Primary Offering or pursuant to the DRIP. For purposes of this Schedule I, a “completed sale” shall occur if and only if a transaction has closed with a subscriber for Shares pursuant to all applicable offering and subscription documents, payment for the Shares has been received by the Company in full in the manner provided in Section II of the Agreement, the Company has accepted the subscription agreement of such subscriber, and the Company has thereafter distributed the selling commission to the Dealer Manager in connection with such transaction.

Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended or supplemented from time to time, as compensation for completed sales by Participating Dealer of Class T Shares sold in the Primary Offering that Participating Dealer is authorized to sell and for services rendered by Participating Dealer hereunder, the Dealer Manager shall reallow to Participating Dealer a dealer manager fee in an amount up to the percentage set forth below of the transaction price per share on such completed sales of Class T Shares in the Primary Offering by Participating Dealer. Participating Dealer shall not receive dealer manager fees for sales of any Shares pursuant to the DRIP, or for sales of any Class S Shares, Class D Shares, Class I Shares or Class E Shares, whether in the Primary Offering or pursuant to the DRIP.

Participating Dealer may withhold the selling commissions and dealer manager fees, if applicable, to which it is entitled pursuant to the Agreement, this Schedule I and the Prospectus from the purchase price for the Shares in the Offering and forward the balance to the Company or its agent as set forth in the Subscription Agreement if it represents to the Dealer Manager that: (i) Participating Dealer is legally permitted to do so; and (ii) (A) Participating Dealer meets all applicable net capital requirements under the rules of FINRA or other applicable rules regarding such an arrangement; (B) Participating Dealer has forwarded the Subscription Agreement to the Company or its agent within the time required under Section II, and the Company has accepted the subscription prior to forwarding the purchase price for the Shares, net of the selling commissions and dealer manager fees, if applicable, to which Participating Dealer is entitled, to the Company or its agent; and (C) Participating Dealer has verified that there are sufficient funds in the investor’s account with Participating Dealer to cover the entire cost of the subscription. Participating Dealer shall wire such subscription funds to the Company or its agent as set forth in the Subscription Agreement by the end of the second business day following the Company’s acceptance of the subscription.

Participating Dealer shall be responsible for implementing the volume discounts described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus. Requests to combine purchase orders of Class T Shares or Class S Shares as a part of a combined order for the purpose of qualifying for discounts as described in the “Plan of Distribution” section of the Prospectus must be made in writing by Participating Dealer, and any resulting reduction in selling commissions and/or dealer manager fees will be prorated among the separate subscribers.

Except as otherwise provided herein, all expenses incurred by Participating Dealer in the performance of Participating Dealer’s obligations hereunder, including, but not limited to, expenses related to the Shares and any attorneys’ fees, shall be at Participating Dealer’s sole cost and expense.

Terms and Conditions of the Stockholder Servicing Fee

The payment of the stockholder servicing fee (“Servicing Fee”) to Participating Dealer is subject to terms and conditions set forth herein and the Prospectus as may be amended or supplemented from time to time. If Participating Dealer elects to sell Class T Shares, Class S Shares or Class D Shares, eligibility to receive the Servicing Fee with respect to the Class T Shares, Class S Shares or Class D Shares, as applicable, sold by Participating Dealer is conditioned upon Participating Dealer acting as broker-dealer of record with respect to such Shares and complying with the requirements set forth below, including providing stockholder and account maintenance services with respect to such Shares. For the avoidance of doubt, such services are non-distribution services, other than those primarily intended to result in the sale of Shares.

(i)	the existence of an effective Participating Dealer Agreement or ongoing Servicing Agreement between the Dealer Manager and Participating Dealer; and

(ii)	the provision of the following services with respect to the Class T shares, Class S shares and/or Class D shares, as applicable, by Participating Dealer:

1.	assistance with recordkeeping, including maintaining records for and on behalf of Participating Dealer’s customers reflecting transactions and balances of Shares owned;

2.	answering investor inquiries regarding the Company, including distribution payments and reinvestments;

3.	helping investors understand their investments upon their request; and

4.	Share repurchase requests.

With respect to Class T Shares, the financial advisor of Participating Dealer responsible for the sale of such Class T Shares is expected to provide the services listed in items 2 through 4 above. In connection with this provision, Participating Dealer agrees to reasonably cooperate to provide certification to the Company, the Dealer Manager, and its agents (including its auditors) confirming the provision of services to each particular class of stockholders upon reasonable request.

Participating Dealer hereby represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements and is providing the above-described services.

Subject to the conditions described herein, the Dealer Manager will reallow to Participating Dealer the Servicing Fee in an amount described below, on Class T Shares, Class S Shares or Class D Shares, as applicable, sold by Participating Dealer. To the extent payable, the Servicing Fee will be payable monthly in arrears as provided in the Prospectus. All determinations regarding the total amount and rate of reallowance of the Servicing Fee, Participating Dealer’s compliance with the listed conditions, and/or the portion retained by the Dealer Manager will be made by the Dealer Manager in its sole discretion.

Notwithstanding the foregoing, subject to the terms of the Prospectus, at such time as Participating Dealer is no longer the broker-dealer of record with respect to such Class T, Class S or Class D Shares or Participating Dealer no longer satisfies any or all of the conditions set forth above, then Participating Dealer’s entitlement to the Servicing Fees related to such Class T, Class S or Class D Shares, as applicable, shall cease in, and Participating Dealer shall not receive the Servicing Fee for, that month or any portion thereof (i.e., Servicing Fees are payable with respect to an entire month without any proration). Broker-dealer transfers will be made effective as of the start of the first business day of a month.

Thereafter, such Servicing Fees may be reallowed to the then-current broker-dealer of record of the Class T, Class S or Class D Shares, as applicable, if any such broker-dealer of record has been designated (the “Servicing Dealer”), to the extent such Servicing Dealer has entered into a Participating Dealer Agreement or similar agreement with the Dealer Manager (“Servicing Agreement”) and such Participating Dealer Agreement or Servicing Agreement with the Servicing Dealer provides for such reallowance and the Servicing Dealer is in compliance with the terms of such agreement related to such reallowance. In this regard, all determinations will be made by the Dealer Manager in good faith in its sole discretion. Participating Dealer is not entitled to any Servicing Fee with respect to Class I Shares. The Dealer Manager may also reallow some or all of the Servicing Fee to other broker-dealers who provide services with respect to the Shares giving rise to a portion of the Servicing Fee (who shall be considered additional Servicing Dealers) pursuant to a Servicing Agreement with the Dealer Manager to the extent such Servicing Agreement provides for such reallowance and such additional Servicing Dealer is in compliance with the terms of such agreement related to such reallowance, in accordance with the terms of such Servicing Agreement.

As described in the Prospectus, the Company and the Dealer Manager shall cease paying the Servicing Fee with respect to any Class T Share, Class S Share or Class D Share held in a stockholder’s account at the end of the month in which the Dealer Manager in conjunction with the Company’s transfer agent, determines that total selling commissions, dealer manager fees and Servicing Fees paid with respect to the Shares held by such stockholder within such account would exceed, in the aggregate, 8.75% (or, in the case of Class T Shares sold through certain Participating Dealers, a lower limit as set forth in any applicable agreement between the Dealer Manager and such Participating Dealer) of the gross proceeds from the sale of such Shares (including the gross proceeds of any shares issued under the DRIP with respect thereto). At the end of such month, each Class T Share, Class S Share or Class D Share held by such stockholder in such account shall automatically and without any action on the part of the holder thereof convert into a number of Class I Shares (including any fractional Shares) each with an equivalent aggregate NAV as such Shares. In addition, the Company and the Dealer Manager will cease paying the Servicing Fee on Class T Shares, Class S Shares and Class D Shares in connection with an Offering upon the earlier to occur of the following: (i) a listing of Class I Shares, (ii) the merger or consolidation of the Company with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets, in each case in a transaction in which Stockholders receive cash or securities listed on a national securities exchange or (iii) the date following the completion of the primary portion of such Offering on which, in the aggregate, underwriting compensation from all sources in connection with such Offering, including selling commissions, dealer manager fees, the Servicing Fee and other underwriting compensation, is equal to ten percent (10%) of the gross proceeds from the sale of Shares sold in such Primary Offering, as determined in good faith by the Dealer Manager in its sole discretion. For purposes of this Schedule I, the portion of the Servicing Fee accruing with respect to Class T, Class S and Class D Shares of the Company’s common stock issued (publicly or privately) by the Company during the term of a particular Offering, and not issued pursuant to a prior Offering, shall be underwriting compensation with respect to such particular Offering and not with respect to any other Offering.

General

Selling commissions, dealer manager fees and Servicing Fees due to Participating Dealer pursuant to this Agreement will be paid to Participating Dealer within 30 days after receipt by the Dealer Manager. Participating Dealer, in its sole discretion, may authorize Dealer Manager to deposit selling commissions, dealer manager fees, Servicing Fees or other payments due to it pursuant to this Agreement directly to its bank account. If Participating Dealer so elects, the Participating Dealer shall provide such deposit authorization and instructions in Schedule II to this Agreement.

The parties hereby agree that the foregoing selling commissions and reallowed dealer manager fees and Servicing Fee are not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that Participating Dealer’s interest in the Offering is limited to such selling commissions and reallowed dealer manager fees and Servicing Fee, as applicable, from the Dealer Manager and Participating Dealer’s indemnity referred to in Section 8 of the Dealer Manager Agreement, and that the Company is not liable or responsible for the direct payment of such selling commissions and reallowed dealer manager fees and Servicing Fee to Participating Dealer.

Except as otherwise described under “Upfront Selling Commissions and Dealer Manager Fees” above, Participating Dealer waives any and all rights to receive compensation, including the dealer manager fees and Servicing Fee, until it is paid to and received by the Dealer Manager. Participating Dealer acknowledges and agrees that, if the Company pays selling commissions, dealer manager fees or Servicing Fees, as applicable, to the Dealer Manager, the Company is relieved of any obligation for selling commissions, dealer manager fees or Servicing Fees, as applicable, to Participating Dealer. The Company may rely on and use the preceding acknowledgement as a defense against any claim by Participating Dealer for selling commissions, dealer manager fees or Servicing Fees, as applicable, the Company pays to Dealer Manager but that Dealer Manager fails to remit to Participating Dealer. Participating Dealer affirms that the Dealer Manager’s liability for selling commissions and dealer manager fees payable and the Servicing Fee is limited solely to the proceeds of selling commissions, dealer manager fees and the Servicing Fee, as applicable, receivable from the Company and Participating Dealer hereby waives any and all rights to receive payment of selling commissions or any reallowance of dealer manager fees or the Servicing Fee, as applicable, due until such time as the Dealer Manager is in receipt of the selling commission, dealer manager fee or Servicing Fee, as applicable, from the Company. Notwithstanding the above, Participating Dealer affirms that, to the extent Participating Dealer retains selling commissions as described above under “Upfront Selling Commissions and Dealer Manager Fees,” neither the Company nor the Dealer Manager shall have liability for selling commissions payable to Participating Dealer, and that Participating Dealer is solely responsible for retaining the selling commissions due to Participating Dealer from the subscription funds received by Participating Dealer from its customers for the purchase of Shares in accordance with the terms of this Agreement.

Notwithstanding anything herein to the contrary, Participating Dealer will not be entitled to receive any selling commissions, dealer manager fees or Servicing Fee which would cause the aggregate amount of selling commissions, dealer manager fees, Servicing Fees and other forms of underwriting compensation (as defined in accordance with applicable FINRA rules) paid from any source in connection with this Offering to exceed ten percent (10.0%) of the gross proceeds raised from the sale of Shares in the Primary Offering.

Due Diligence

In addition, as set forth in the Prospectus, the Dealer Manager or, in certain cases at the option of the Company, the Company, will pay or reimburse Participating Dealer for reasonable bona fide due diligence expenses incurred by Participating Dealer in connection with the Offering. Such due diligence expenses may include travel, lodging, meals and other reasonable out-of-pocket expenses incurred by Participating Dealer and its personnel when visiting the Company’s offices or properties to verify information relating to the Company or its properties. Participating Dealer shall provide a detailed and itemized invoice for any such due diligence expenses and shall obtain the prior written approval from the Dealer Manager for such expenses, and no such expenses shall be reimbursed absent a detailed and itemized invoice. Notwithstanding the foregoing, no such payment will be made if such payment would cause the aggregate of such reimbursements to Participating Dealer and other broker-dealers, together with all other organization and offering expenses, to exceed 15% of the Company’s gross proceeds from the Offering. All such reimbursements will be made in accordance with, and subject to the restrictions and limitations imposed under the Prospectus, FINRA rules and other applicable laws and regulations.

Share Class Election

CHECK EACH APPLICABLE BOX BELOW IF THE DEALER ELECTS TO PARTICIPATE IN THE DISTRIBUTION OF THE LISTED SHARE CLASS

☐ Class T Shares	☐ Class S Shares	☐ Class D Shares	☐ Class I Shares

☐ Class E Shares

The following reflects the selling commission, dealer manager fee and/or the Servicing Fee as agreed upon between the Dealer Manager and Participating Dealer for the applicable Share class.

___________ (Initials)	Upfront Selling Commission of 3.0% of the transaction price per Class T share sold in the Primary Offering	By initialing here, Participating Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class T shares. Should Participating Dealer wish to customize its Upfront Selling Commission, it should instead complete and initial the relevant row below.
Upfront Dealer Manager Fee of 0.5% of the transaction price per Class T share sold in the Primary Offering

By initialing here, Participating Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class T shares. Should Participating Dealer wish to customize its Upfront Dealer Manager Fee, it should instead complete and initial the relevant row below.

___________ (Initials)	Customized Upfront Selling Commission of up to 3.5% of the transaction price per Class T share sold in the Primary Offering (but, when taken together with the Upfront Dealer Manager Fee, not to exceed 3.5% in the aggregate)*	By initialing here, Participating Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class T shares.
Please insert your Upfront Selling Commission Percentage: __%

___________ (Initials)	Customized Upfront Dealer Manager Fee of up to 3.5% of the transaction price per Class T share sold in the Primary Offering (but, when taken together with the Upfront Selling Commission, not to exceed 3.5% in the aggregate)*	By initialing here, Participating Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class T shares.
Please insert your Dealer Manager Fee Percentage: %

___________ (Initials)	Please insert your total cap for aggregate selling commissions, dealer manager fees, and Servicing Fees paid with respect to Class T Shares held in any account (subject to a maximum cap of 8.75% of gross proceeds): %	By initialing here, Participating Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class T Shares

___________ (Initials)	Servicing Fee of 0.85% (at an Annualized Rate) of the aggregate NAV of outstanding Class T Shares, consisting of an advisor stockholder servicing fee of 0.65% (Annualized Rate), and a dealer stockholder servicing fee of 0.20% (Annualized Rate), of the aggregate NAV of outstanding Class T Shares	By initialing here, Participating Dealer agrees to the terms of eligibility for the Servicing Fee set forth in this Schedule I. Should Participating Dealer choose to opt out of this provision, it will not be eligible to receive the Servicing Fee and initialing is not necessary. Participating Dealer represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements. Should Participating Dealer wish to customize the split of the Servicing Fee, please proceed to the row immediately below.

___________ (Initials)	Customized Servicing Fee at an Annualized Rate calculated based on the aggregate NAV of outstanding Class T Shares, consisting of an advisor stockholder servicing fee and a dealer stockholder servicing fee calculated based on the aggregate NAV of outstanding Class T shares (but, when such fees are taken together, will equal 0.85% (Annualized Rate) of the aggregate NAV of outstanding Class T Shares).	By initialing here, Participating Dealer agrees to the terms of eligibility for the Servicing Fee set forth in this Schedule I. Should Participating Dealer choose to opt out of this provision, it will not be eligible to receive the Servicing Fee and initialing is not necessary. Participating Dealer represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements.
Please insert your custom Servicing Fee rate. Advisor stockholder servicing fee: ____% Dealer stockholder servicing fee: ____%

___________ (Initials)	Upfront Selling Commission of up to 3.5% of the transaction price per Class S Share sold in the Primary Offering*	By initialing here, Participating Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class S Shares.

___________ (Initials)	Servicing Fee of 0.85% (Annualized Rate) of aggregate NAV of outstanding Class S Shares	By initialing here, Participating Dealer agrees to the terms of eligibility for the Servicing Fee set forth in this Schedule I. Should Participating Dealer choose to opt out of this provision, it will not be eligible to receive the Servicing Fee and initialing is not necessary. Participating Dealer represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements.

___________ (Initials)	Upfront Selling Commission of up to 1.5% of the transaction price per Class D Share sold in the Primary Offering	By initialing here, Participating Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class D Shares.

___________ (Initials)	Servicing Fee of 0.25% (Annualized Rate) of aggregate NAV of outstanding Class D Shares	By initialing here, Participating Dealer agrees to the terms of eligibility for the Servicing Fee set forth in this Schedule I. Should Participating Dealer choose to opt out of this provision, it will not be eligible to receive the Servicing Fee and initialing is not necessary. Participating Dealer represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements.

*	Subject to discounts described in the “Plan of Distribution” section of the Prospectus.

WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first written above.

“DEALER MANAGER”

INVESCO DISTRIBUTORS, INC.

By:
Title:
Date:

“PARTICIPATING DEALER”

(Print Name of Participating Dealer)

By:
Title:
Date:

SCHEDULE II

TO

PARTICIPATING DEALER AGREEMENT WITH

INVESCO DISTRIBUTORS, INC.

NAME OF ISSUER: Invesco Real Estate Income Trust Inc.

NAME OF PARTICIPATING DEALER:

SCHEDULE TO AGREEMENT DATED:

Participating Dealer hereby authorizes the Dealer Manager or its agent to deposit selling commissions, dealer manager fees and other payments due to it pursuant to the Participating Dealer Agreement to its bank account specified below. This authority will remain in force until Participating Dealer notifies the Dealer Manager in writing to cancel it. In the event that the Dealer Manager deposits funds erroneously into Participating Dealer’s account, the Dealer Manager is authorized to debit the account with no prior notice to Participating Dealer for an amount not to exceed the amount of the erroneous deposit.

Bank Name:

Bank Address:

Bank Routing Number:

Account Number:

“PARTICIPATING DEALER”

(Print Name of Participating Dealer)

By:
Title:
Date:

EXHIBIT 1.2

SCHEDULE III

TO

PARTICIPATING DEALER AGREEMENT WITH

INVESCO DISTRIBUTORS, INC.

[FOREIGN JURISDICTIONS (IF ANY)]